UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2014

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On September 18, 2014, the Board of Directors of Myriad Genetics, Inc. (the “Company”) amended and restated the Company’s Restated By-Laws by adding a new Section 7 to Article VIII to designate Delaware as the sole and exclusive forum for specified legal actions, as detailed below, unless the Company otherwise consents to a different forum.

The Company adopted this amendment to avoid being subjected to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and our stockholders. Specifically, the Company and our stockholders benefit from having disputes resolved by the Delaware courts, which are widely regarded as the preeminent courts for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Delaware courts have experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, the Company and our stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, the Delaware courts are typically able to resolve corporate disputes on an accelerated schedule, limiting the time, cost and uncertainty of protracted litigation. For all of these reasons, our Board of Directors believes that providing for Delaware as the exclusive forum for the types of actions specified in the new exclusive forum provision of our Restated By-Laws is in the best interests of the Company and our stockholders. At the same time, our Board of Directors believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where our Board of Directors or one of its committees determines that the Company’s interests and those of our stockholders are best served by permitting such an action to proceed in a forum other than the Delaware courts.

Although exclusive forum provisions such as the one we have adopted in the Restated By-Laws are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, we cannot be sure that such a court would enforce the provision and transfer any covered proceeding to the Delaware courts.

The full text of the new exclusive forum provision is set forth below, and the Restated By-Laws reflecting the insertion of new Section 7 in Article VIII is attached hereto as an exhibit to this Current Report on Form 8-K and is being filed pursuant to this Item 5.03 as Exhibit 3.1 to this Current Report on Form 8-K.

New Section 7 of Article VIII:

Section 7. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Myriad Genetics, Inc. Restated By-Laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: September 24, 2014	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Myriad Genetics, Inc. Restated By-Laws.